THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.


                         CONVERTIBLE SECURED PROMISSORY NOTE

September 23, 1997                                                    $3,000,000


    CINEMASTAR LUXURY THEATERS, INC., a California corporation (the "Company"), hereby promises to pay to the order of REEL PARTNERS, L.L.C., a Delaware limited liability company (the "Holder"), THREE MILLION DOLLARS ($3,000,000), together with interest thereon calculated in accordance with the provisions of this Note.

    1. PAYMENT OF INTEREST. Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on a daily basis on the unpaid principal amount of this Note from time to time outstanding at a per annum rate of fourteen percent (14%). The Company shall pay to the Holder all accrued interest hereunder monthly with payments due on the first (1st) day of each month (each, an "Interest Payment Date"), beginning October 1, 1997. Unless prohibited under applicable law, any payment due hereunder, including any accrued interest, which is payable hereunder and which is not paid on the date on which it is payable, shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note, plus an additional two percent (2.0%) for each month such payment remains unpaid. Any accrued interest which for any reason has not theretofore been paid, shall be paid in full in immediately available funds on the date on which the final principal payment on this Note is paid. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is payable, until such time as payment therefor is actually delivered to the holder of this Note.

    2.   PAYMENT OF PRINCIPAL ON NOTE.

         2.1 SCHEDULED PAYMENT. The Company shall pay the outstanding principal amount of this Note (PLUS accrued and unpaid interest, if any, referred to in SECTION 1 above) to the Holder on March 23, 1998 (the "Maturity Date").

         2.2 PAYMENT ON NON-BUSINESS DAYS. If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing any interest due in connection with such payment.

         2.3 OPTIONAL AND MANDATORY PREPAYMENT. The principal amount of this Note may be prepaid in whole or in part (together with all accrued and unpaid interest thereon) by the Company at its option at any time subsequent to the Purchase Determination Date (as hereinafter defined) and prior to the Maturity Date; PROVIDED that written notice of such prepayment is given to the Holder at least 5 business days prior to repayment. The principal amount of this Note shall, at the option of the Holder, be subject to mandatory prepayment
(i) immediately prior to any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company's voting power is transferred, or a sale of all or substantially all of the assets of the Company occurs or (ii) upon or subsequent to the Purchase Determination Date. As used herein, the term "Purchase Determination Date" means the earlier to occur of (x) the date upon which the transactions contemplated by that certain Stock Purchase Agreement of even date herewith by and among the Company, Holder and an affiliate of Holder (the "Purchase Agreement") are consummated pursuant to the terms thereof and (y) the date the Purchase Agreement is terminated as a result of the provisions of Sections 8(k)(i)(1) or (3) of the Purchase Agreement.

    3. SECURITY INTERESTS. This Note is secured by and is entitled to all the benefits under (i) that certain Security Agreement of even date herewith between the Company and Holder (the "Security Agreement") and (ii) those certain Leasehold Deeds of Trust of even date herewith from the Company to Holder (the "Deeds of Trust"). The collateral granted to Holder pursuant to the Security Agreement and the Deeds of Trust is collectively, the "Collateral."

    4.   COVENANTS.

         4.1       NEGATIVE COVENANTS.  Without the prior written consent of
Holder:

                   (a) The Company shall not declare or pay any dividends on, or purchase, redeem or acquire its capital stock, return any capital to holders of capital stock as such, or distribute assets to capital stockholders as such.

                   (b) Neither the Company nor any material subsidiary may consolidate with, merge with or transfer all, or substantially all, of its properties or assets to another entity (i) prior to the Purchase Determination Date and (ii) thereafter, unless all amounts outstanding hereunder shall, at the option of the Holder, be paid in full immediately prior thereto or concurrently therewith.

                   (c) Except as contemplated by the Purchase Agreement, neither the Company nor any material subsidiary may incur indebtedness other than trade payables in the normal course of business.

                   (d) Neither the Company nor any material subsidiary may modify or otherwise change or amend its by-laws or Articles of Incorporation except as contemplated by the Purchase Agreement.

                   (e) Neither the Company nor any material subsidiary may modify, amend or alter the terms of any employment agreement with any management personnel except as contemplated by the Purchase Agreement.

                   (f) Neither the Company nor any material subsidiary may enter into any agreement for the settlement of any indebtedness or of existing or potential litigation except as contemplated by the Purchase Agreement or except as does not involve the incurrence of any monetary or material non-monetary obligation for the Company.

                   (g) Neither the Company nor any material subsidiary may enter into any contracts, leases or other agreements which have (i) a term in excess of six (6) months and (ii) a monthly payment obligation in excess of $5,000.00.

                   (h) Neither the Company nor any material subsidiary may take any action which, in the reasonable judgment of Holder,
    (i) materially diminishes the value of the Collateral or (ii) impairs the Company's ability to repay any amounts which may be due and owing hereunder; provided that no use of the proceeds of this Loan described in
    Exhibit 4(b) of the Purchase Agreement and no payment made in accordance with Schedule 4(s) of the Purchase Agreement shall be deemed a violation of this covenant.

         4.2 AFFIRMATIVE COVENANT. The proceeds of the Loan shall be used as set forth on Exhibit 4(b) to the Purchase Agreement.

    5.   EVENTS OF DEFAULT.

         5.1 DEFINITION. For purposes of this Note, an Event of Default shall be deemed to have occurred if, during the period beginning on the date hereof and ending on the date on which the entire principal balance of and all accrued and unpaid interest on this Note is paid and/or converted as herein provided:

                   (a) the Company fails to pay on any Interest Payment Date the full amount of interest then accrued and payable with respect to the Note (and such failure continues for a period of ten days from delivery of notice thereof);

                   (b) the Company fails to pay when due on the Maturity Date or the date of a mandatory prepayment under SECTION 2.3 hereof, as the case may be, the full amount of any principal payment (together with any accrued and unpaid interest thereon) on the Note;

                   (c) the Company or any subsidiary makes an assignment for the benefit of creditors or admits in a filing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any subsidiary bankrupt or insolvent, or any order for relief with respect to the Company or any subsidiary is entered under the Bankruptcy Code; or the Company or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to the Company or any subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any subsidiary and either (A) the Company or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

                   (d) an Event of Default shall have occurred under either (i) the Security Agreement or (ii) either Deeds of Trust after giving effect to notice cures therein; or

                   (e) the Company or any material subsidiary fails to comply with any provisions of SECTION 4 hereof.

         5.2 CONSEQUENCES OF EVENTS OF DEFAULT. If any Event of Default under SECTION 5.1(c) above has occurred, then all amounts outstanding under this Note shall immediately become due and payable, or if any other Event of Default has occurred the Holder may declare (by written notice delivered to the Company) all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Note. If the Holder demands immediate payment of all or any portion of this Note pursuant to the terms of this SECTION 5.2, the Company shall pay the Holder the principal amount of this Note requested to be paid plus accrued interest thereon immediately upon the initial declaration of acceleration.

    6. CONDITIONS OF FUNDING OF LOAN. The Company hereby represents and warrants that simultaneous with the execution and delivery hereof:

                   (a) the Company is executing and delivering to Holder the Purchase Agreement;

                   (b) the Company is executing and delivering to Holder the Security Agreement, the Deeds of Trust and UCC-1 Financing Statements relating to the Collateral as Holder deems necessary;

                   (c) the representations and warranties set forth on EXHIBIT A (which representations and warranties are incorporated herein by reference thereto as though made herein) and in the Purchase Agreement are true, complete and correct in all material respects as of the date hereof and no Event of Default exists as of the date hereof;

                   (d) the Holder has received an opinion of Jeffer, Mangels, Butler and Marmaro, LLP, in connection with the transactions contemplated hereunder; and

                   (e) the Company has delivered to Holder the First Bridge Warrant and the Second Bridge Warrant (as such terms are defined in the Purchase Agreement).

    7.   CONVERSION.

         7.1 VOLUNTARY CONVERSION. The Holder of this Note has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Note, to convert this Note, in accordance with the provisions of this SECTION 7, in whole or in part, into fully paid and nonassessable shares of the Common Stock of the Company (the "Stock"). The number of shares of Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount then outstanding, together with all accrued interest to the date of conversion, by the Conversion Price in effect at the time of such conversion. The Conversion Price shall initially be equal to $1.00.

         7.2 NO ADJUSTMENT OF CONVERSION PRICE. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of additional shares of Common Stock unless the consideration per share for an additional share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

         7.3 DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company at any time or from time to time after the date hereof shall issue any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be additional shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. In addition, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Conversion Shares acquirable hereunder shall be correspondingly readjusted. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Conversion Price then in effect and the number of Conversion Shares acquirable hereunder shall be adjusted to the Conversion Price and the number of Conversion Shares in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

         7.4 ADJUSTMENT OF THE CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Except as provided for in SECTION 7.5, in the event the Company shall issue additional shares of Common Stock (including additional shares of Common Stock deemed to be issued pursuant to SECTION 7.3) without consideration (PROVIDED that, for purposes hereof, an issuance for no consideration shall be deemed to be any issuance for a per share consideration of $.01) or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue to a price equal to:

         (i) if such issuance is prior to the Purchase Agreement Date, the consideration per share at which such additional shares of Common Stock are issued or deemed issued; and

         (ii) if such issuance is after the Purchase Agreement Date, the amount determined by dividing (1) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of fully-diluted shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by (2) the number of fully-diluted shares of Common Stock deemed outstanding immediately after such issue or sale.

For purposes hereof, the "Purchase Agreement Date" shall mean the date of the closing of the transactions contemplated by the Stock Purchase Agreement by and among the Company, the original holder of this Warrant and CinemaStar Acquisition Partners, L.L.C. dated September 23, 1997, or the date of termination of such Stock Purchase Agreement.

         7.5 ADJUSTMENTS TO CONVERSION PRICES FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that the Company at any time or from time to time after the date hereof shall, subject to the provisions of this Note, declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         7.6 ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of this Note shall, subject to the provisions of this Note, be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in SECTION 7.5 above or a merger or other reorganization of the Company), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that this Note shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of this Note immediately before that change.

         7.7 NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
SECTION 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

         7.8 CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this SECTION 7.8, the Company, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to Holder a certificate executed by the Company's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of Holder, furnish or cause to be furnished to Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Note.

    8. NOTICE OF CERTAIN EVENTS. Subject in all cases to the provisions of this Note, in the event that:

              (a) the Company shall declare any cash dividend upon its Common Stock, or

              (b) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

              (c) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

              (d) there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale or lease of all or substantially all of its assets to, another corporation, or

              (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

    then, in connection with such event, the Company shall give to the Holder:

              (1) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

              (2)       in the case of any such reorganization,
         reclassification, consolidation, merger, sale, lease, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place.

         Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the forgoing clause (2) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by telecopy and promptly followed by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company and shall be effective three (3) days after mailing.

    9.   RESERVATION OF SHARES, FRACTIONAL SHARES.

                   (a) The Company hereby agrees that at all times it shall reserve for issuance and delivery upon conversion of this Note such number of shares of its Common Stock as shall be required for issuance and delivery upon conversion of this Note. To the extent that such reserved shares are not sufficient for purposes of this Note, the Company agrees to use its best efforts to ensure that such reserved shares are available. The Company hereby agrees that it shall take all such actions as may be necessary to assure that such Conversion Shares may be so issued without violation of any applicable law or governmental regulation.

                   (b) No fractional shares shall be issued upon conversion of this Note. With respect to any fraction of a share called for upon conversion of this Note, the Company shall pay to Holder an amount in cash equal to such fraction multiplied by the then current market value of a share of Common Stock, determined as follows:

                   (i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange the current value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of conversion of this Note or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

                   (ii) if the Common Stock is not listed or admitted to unlisted trading privileges the current value shall be the mean of the last reported bid and ask prices reported by the National Quotation Bureau, Inc., on the last business day prior to the date of the conversion of this Note; or

                   (iii) if the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not so reported, the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

    10. REGISTRATION. The Holder acknowledges that upon any conversion of this Note, the Conversion Shares issued to the Holder will not be registered under the Securities Act of 1933 (the

"Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder. The Holder further acknowledges receipt of a copy of Section 260.141.11 of the Rules of the Commissioner of Corporations of California.

    11. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, the provisions of this Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

    12. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

    13. MANNER OF PAYMENT. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment. Payments of principal and interest are to be delivered to the Holder at the address indicated on the Company's records, to such other address or to the attention of such other person as specified by prior written notice to the Company or by wire transfer of immediately available federal funds to an account designated, in writing, by the Holder.

    14. NOTE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new note containing the same terms and conditions and representing in the aggregate the principal amount of this Note, and any such new Note will represent such portion of such principal amount as is designated by the Holder at the time of such surrender. The date the Company initially issues this Note will be deemed to be the "DATE OF ISSUANCE" of any such new note regardless of the number of times any new note or notes shall be issued.

    15. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

    16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of California, without giving effect to provisions thereof regarding conflict of laws.

    17. EXPENSES. If an Event of Default has occurred, the Company shall pay the Holder all costs and expenses, including reasonable attorney's fees, incurred by the holder in enforcing its rights hereunder. In addition, if any dispute shall arise between the parties hereto, the

Company shall pay the Holder all costs and expenses, including reasonable attorney's fees, incurred by the Holder in connection with such dispute; PROVIDED, HOWEVER, that upon resolution of such dispute by means of a judgment, mediation or arbitration, the prevailing party shall be the party entitled to receive reimbursement from the other party all reasonable fees and expenses in connection with such dispute.

    18   REGISTRATION RIGHTS.

         18.1 DEMAND REGISTRATION.

              (a) REQUESTS FOR REGISTRATION. Subject to the terms of this Agreement, the Holder may, at any time subsequent to the Closing under the Purchase Agreement or termination of the Purchase Agreement, whichever is earlier, request registration under the Act of all or part of its Registrable Shares (as hereinafter defined) on Form S-1 or Form SB-2 or any similar long-form registration ("Long-Form Registrations") or, if available, on Form S-2 or S-3 or any similar short-form registration ("Short-Form Registrations"). All registrations requested pursuant to this
    SECTION 18.1 are referred to herein as "Demand Registrations."

              (b) PAYMENT OF EXPENSES FOR DEMAND REGISTRATIONS. The Company will pay all registration expenses for the first two Demand Registrations (whether a Long-Form Registration or a Short-Form Registration). A registration will not count as one of the Company paid Demand Registrations until it has become effective and the holders of Registrable Shares are able to register and are permitted to sell at least 90% of the Registrable Shares requested to be included in such registration; PROVIDED, HOWEVER, that in any event the Company will pay all registration expenses in connection with any registration initiated as a Demand Registration. In a Demand Registration other than the first two Demand Registrations, the registration expenses of such registration shall be borne by the holders of Registrable Shares to be registered thereunder.

              (c) SHORT-FORM REGISTRATIONS. In addition to the Long-Form Registrations provided pursuant to SECTION 18.1(A) above, the holders of Registrable Shares will be entitled to request an unlimited number of Short-Form Registrations, PROVIDED, HOWEVER, that the aggregate offering value of the Registrable Shares requested to be registered in any Short-Form Registration must be reasonably expected to equal at least $500,000. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. If a Short-Form Registration is to be an underwritten public offering, and if the underwriters for marketing or other reasons request the inclusion in the registration statements of information which is not required under the Act to be included in a registration statement on the applicable form for the Short-Form Registration, the Company will provide such information as may be reasonably requested for inclusion by the underwriters in the Short-Form Registration.

              (d) PRIORITY. The Company will not include in any Demand Registration any securities which are not Registrable Shares without the written consent of the Holder. If a Demand Registration is an underwritten public offering and the managing underwriters advise the Company in writing that in their opinion the inclusion of the number of Registrable Shares and other securities requested to be included creates a substantial risk that the price per share of Common Stock will be reduced, the Company will include in such registration, prior to the inclusion of any securities which are not Registrable Shares, the number of Registrable Shares requested to be included which in the opinion of such underwriters can be sold without creating such a risk.

              (e) SELECTION OF UNDERWRITERS. The Holder shall have the right to select the investment banker(s) and manager(s) to administer any Demand Registration, subject to the Company's approval which will not be unreasonably withheld.

         (f) COMPANY REGISTRATION. Notwithstanding anything to the contrary herein, if after September 23, 1997 the Company has filed a registration statement under the Act with respect to an underwritten offering of shares of the Common Stock, then any Demand Registration shall be delayed for a period of 90 days following the effective date of such registration statement (or, at the option of the parties requesting such Demand Registration, the Demand Registration may be withdrawn).

         For purposes hereof, "Registrable Shares" means at any time (i) any shares of Common Stock then outstanding which were issued upon conversion of this Note; (ii) any shares of Common Stock then issuable upon conversion of this Note; (iii) any shares of Common Stock then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect or in replacement of any shares referred to in (i) or (ii); and (iv) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of the securities which were issued as a dividend or other distribution with respect to or in replacement of any shares referred to in (i) or (ii); PROVIDED, HOWEVER, that Registrable Shares shall not include any shares which have been registered pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act.

         18.2 PARTICIPATION IN REGISTERED OFFERINGS ("PIGGYBACK RIGHTS"). If the Company at any time or times proposes or is required to register any of its Common Stock or other equity securities (whether such Common Stock or other equity securities are owned by the Company or another holder entitled to demand registration) for public sale for cash under the Act (other than on Forms S-4 and S-8 or similar registration forms), it will at each such time or times give written notice to the Holder of its intention to do so. Upon the written request of the Holder given within 20 days after receipt of any such notice, the Company shall use its best efforts to cause to be included in such registration any Registrable Shares held by the Holder (or its permitted transferees) and requested to be registered under the Act and any applicable state securities laws; PROVIDED, that if such registration is an underwritten public offering and the managing underwriter advises that less than all of the shares and Registrable Shares to be registered should be offered for sale so as not materially and adversely to affect the price or salability of the offering, the Holder and any other securities holders entitled to piggyback rights with respect to such registration shall reduce on a pro rata basis the number of their shares of Common Stock (as if converted) to be included in the registration statement as required by the managing underwriter to the extent requisite to permit the sale or other disposition (in accordance with the intended method of disposition thereof as aforesaid) by the prospective seller or sellers of the securities so registered.

    18.3      SECTION SURVIVES.  The rights granted to Holder pursuant to this
SECTION 18 shall survive any conversion, in whole or in part, of this Note into Conversion Shares.





                              [SIGNATURE PAGE TO FOLLOW]

    IN WITNESS WHEREOF, the Company has executed and delivered this Note and the Holder has accepted this Note as of the date first written above.

                             CINEMASTAR LUXURY THEATERS, INC.


                             By:
                               ----------------------------------
                                  John Ellison, Jr., President



                             Acknowledged and Agreed by Holder in its capacity as such and not as maker, endorser, guarantor, accommodation party or otherwise:

                             REEL PARTNERS, L.L.C.



                             By:
                                --------------------------------
                                  Neil Austrian, Vice President

                                      EXHIBIT A

                        GENERAL WARRANTIES AND REPRESENTATIONS

    1. AUTHORIZATION, VALIDITY AND ENFORCEABILITY. The Company and each of its subsidiaries, as applicable, has the corporate power and authority to execute, deliver and perform the Note, the Security Agreement and the Deeds of Trust, together with all transactions related thereto or contemplated thereby, to which it is a party, to incur the indebtedness related thereto, and to grant the security interest to the Holder in the Collateral. Each such entity has taken all necessary corporate action to authorize its execution, delivery and performance of such agreements to which it is a party. Except for the consent of Winick Leasing (a/k/a Creative Capital Leasing, Inc.), no consent, approval or authorization of, or declaration or filing with, any public authority, and no consent of any other person, is required in connection with the execution, delivery and performance of each of such documents, except for those which have already been duly obtained. Each of such documents has been duly executed and delivered by each such entity and constitutes the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms without defense, setoff or counterclaim, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. Except as set forth on the Disclosure Schedules to the Purchase Agreement, the execution, delivery and performance of each of such agreements by such entity, as applicable, does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien upon the property of such person by reason of the terms of (a) any other contract, mortgage, lien, lease, agreement, indenture or instrument to which such party is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to such entity, or (c) the articles of incorporation or by-laws of such entity.

    2. VALIDITY AND PRIORITY OF SECURITY INTEREST. The provisions of the Security Agreement and the Deeds of Trust create a legal and valid lien on all the Collateral in favor of the Holder and such security interest constitutes perfected and continuing liens on all of the Collateral, enforceable against the Holder.

    3. PRIORITY. Upon filing of the Deeds of Trust and the applicable UCC-1 Financing Statements, Lender will have (i) a perfected leasehold deed of trust which is senior to all other liens in the leasehold estate on the lease for the Company's Mission Marketplace facility and (ii) a perfected junior lien on fixed assets and equipment located at the Company's Mission Marketplace facility, junior only to (A) the purchase money lien in favor of Winick Leasing and (B) the blanket lien in favor of First National Bank, (iii) a perfected leasehold deed of trust which is junior only to an unperfected lien on the leasehold estate in favor of First National Bank on the lease for the Company's Mission Grove facility and (iv) a perfected lien on the fixed assets and equipment located at the Company's Mission Grove facility, junior only to (A) the first priority lien in favor of the landlord which secures the lease payments (which the landlord will not enforce so long as the Lender cures any defaults under the lease) and (B) the blanket lien in favor of First National Bank which is referred to in the description of Mission Marketplace.

    4. ORGANIZATION AND QUALIFICATION. The Company: (i) is duly incorporated and organized and validly existing and in good standing under the laws of the State of California; (ii) is qualified to do business as a foreign corporation and is in good standing in the states in which qualification is necessary in order for it to own or lease its property and conduct its business; and (iii) has all requisite power and authority to conduct its business and to own its property.


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